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                                                                [STATEMENT DATE]

Dear Preferred Shareholder:

     Enclosed for your consideration is information regarding two proposals relating to Illinois Power Company ("IPC") and your investment in shares of preferred stock of IPC. First, the Board of Directors of IPC is soliciting proxies for use at a special meeting of shareholders to be held on [EXPIRATION DATE] at 4:30 p.m., New York City time, at the principal office of IPC located at 500 South 27th Street, Decatur, Illinois 62525, to amend IPC's Articles of Incorporation to remove a provision which limits the ability of IPC to issue or assume unsecured indebtedness (the "Proposed Amendment"). Second, IPC's parent holding company, Illinova Corporation ("ILN") is offering to purchase all of the outstanding shares of preferred stock of IPC (the "Offer to Purchase"). If you vote in favor of the Proposed Amendment and it is adopted at the Special Meeting, you will be entitled to receive from IPC a special cash payment
("Special Cash Payment") of $       for each share you vote, provided your
shares have not been tendered in the Offer to Purchase. Both the Offer to Purchase and the proxy solicitation for the Proposed Amendment are more fully described in the enclosed Offer to Purchase and Proxy Statement.

     In connection with the Offer to Purchase and the proxy solicitation for the Proposed Amendment, we ask that you consider the following:

     1. If you wish to accept the Offer to Purchase and tender your shares:

      - Complete, sign, and date the appropriate Letter of Transmittal and Proxy in accordance with the instructions in the Letter of Transmittal and Proxy.

      - Enclose your completed Letter of Transmittal and Proxy and related certificates for your shares in the brown envelope addressed to First Chicago Trust Company of New York at the appropriate address set forth on the back cover of the enclosed Offer to Purchase and Proxy Statement.

      - Please note that the Letter of Transmittal and Proxy should be used to vote on the Proposed Amendment if you are tendering Shares.

      PLEASE BE AWARE THAT THE OFFER TO PURCHASE IS CONDITIONED UPON ADOPTION OF THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST THE PROPOSED AMENDMENT. (Please also note that you cannot receive a Special Cash Payment if you tender your shares in the Offer to Purchase).

     2. If you wish to receive the Special Cash Payment:

      - Please vote, sign and date the [PROXY CARD COLOR] Proxy card. PLEASE BE AWARE THAT YOU MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT AND IT MUST BE ADOPTED IN ORDER FOR YOU TO RECEIVE A SPECIAL CASH PAYMENT. A FAILURE TO RETURN A PROXY IS A VOTE AGAINST THE PROPOSED AMENDMENT. (Please also note that you cannot receive a Special Cash Payment if your tender your shares in the Offer to Purchase.)

      - Enclose your completed Proxy card in the white envelope addressed to First Chicago Trust Company of New York at the appropriate address set forth on the back cover of the enclosed Offer to Purchase and Proxy Statement.

     If you have any questions on how to tender or vote your shares, please contact:

                                          MacKenzie Partners, Inc. at:
                                          (800) 322-2885 (Toll Free)
                                          (212) 929-5500 (Call Collect)